Schedule A
Dated January 30, 2016
To The
Expense Limitation Agreement
Dated January 25, 2013
Between
Touchstone Investment Trust and Touchstone Advisors, Inc.

Fund	Class	Operating Expense Limit	Termination Date
Active Bond Fund	A	0.90%	January 30, 2017
	C	1.65%
	Y	0.65%
	Institutional	0.57%
High Yield Fund	A	1.05%	January 30, 2017
	C	1.80%
	Y	0.80%
	Institutional	0.72%

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE INVESTMENT TRUST

By:	/s/ Terrie Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steve Graziano
Steven M. Graziano President

By:	/s/ Terrie Wiedenheft
Terrie A. Wiedenheft Chief Financial Officer